Exhibit 99

July 25, 2012

Phoenix, Arizona

Knight Transportation Reports Revenue and Net Income for the Second Quarter Ended June 30, 2012

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest truckload transportation companies, today reported revenue and net income for the second quarter ended June 30, 2012.

For the quarter, total revenue increased 3.4% to $236.3 million from $228.5 million in the second quarter of 2011.  Revenue before fuel surcharge increased 3.6% to $188.8 million compared to $182.4 million in the same period of 2011.  Net income increased to $19.3 million, or $0.24 per diluted share, from $16.4 million, or $0.20 per diluted share, in the second quarter of 2011.

Key financial results for the second quarter were as follows:

	Three Months Ended June 30, (dollars in thousands, except per share data)
	2012	2011	% Change
Total revenue	$236,268	$228,483	3.4%
Revenue, excluding fuel surcharge	$188,838	$182,350	3.6%
Income from operations	$32,103	$27,134	18.3%
Net income	$19,289	$16,358	17.9%
Earnings per diluted share	$0.24	$0.20	22.7%

Year-to-date, total revenue increased 9.8% to $455.8 million from $415.0 million in the first half of 2011.  Revenue before fuel surcharge increased 9.5% to $364.4 million compared to $332.9 million in the same period of 2011.  Net income increased to $29.8 million, or $0.37 per diluted share, from $26.2 million, or $0.31 per diluted share, in the first half of 2011.  The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.  Excluding the non-cash charge, net income for the first half of 2012 would have been $33.7 million, or $0.42 per diluted share.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on June 1, 2012, paid on June 29, 2012.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“In the second quarter of 2012 we experienced typical seasonal improvement in the freight environment.    Supply and demand were relatively balanced and resulted in less spot pricing opportunities, as compared to the same period last year.  Our asset-based businesses continued to grow market share while meaningfully improving operating margins.  Our average revenue per total mile (excluding fuel surcharges) increased 2.1% in the second quarter when compared to the same period last year while increasing our length of haul and lowering our non-paid empty mile percentage.  Average revenue per tractor (excluding fuel surcharges) declined slightly as higher rates were offset by lower utilization per truck as we continued to grow our fleet. Our net income of $19.3 million and earnings per diluted share of $0.24 represent the highest second quarter net income as well as the highest earnings per diluted share recorded in company history.”

The following chart reflects the year-over-year operating ratio comparison and revenue growth (excluding trucking fuel surcharge revenue) for each of our businesses for the second quarter of 2012 and 2011.

	Operating ratios(1)		Revenue growth (excluding trucking fuel surcharge)
	2012	2011
Dry van	80.6%	83.8%	3.1%
Refrigerated	81.1%	82.0%	3.7%
Port and Rail Services	86.8%	88.1%	21.2%
Asset based operations	81.1%	83.7%	4.3%

Brokerage	94.3%	92.5%	-23.2%
Intermodal	98.1%	104.8%	90.0%
Other	98.0%	96.4%	34.2%
Non-asset based operations	96.0%	94.4%	-1.1%

Consolidated	83.0%	85.1%	3.6%

(1)Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before fuel surcharge.

Kevin Knight further commented, “We are pleased with the performance of our asset-based businesses.  Most notably, our dry van business achieved an operating ratio improvement of 320 basis points on a year over year basis and our port and rail services business improved their operating ratio 740 basis points from the first quarter of 2012.

“Our brokerage business experienced a decline in revenue as margins were pressured and resulted in fewer opportunities that met our targeted total gross margin. Although we are not pleased with the performance of our brokerage business in the second quarter, we are encouraged with the trends we have been experiencing in the third quarter, which have demonstrated improved revenue and margin when compared to the same period of the prior year. We are pleased with the growth we have seen in our intermodal service offering, which is now operating profitably.  We are excited with the traction we have gained in this business and expect to continue to grow profitably.

“Our primary objective continues to be to operate with industry leading growth and profitability.  Our average tractor count for the second quarter grew 5.1% on a year over year basis.

“The DOE national average diesel fuel price declined 2.1% in the second quarter, when compared to the same period last year.  Our focus remains on continually improving fuel efficiency by effectively improving the driving behavior of our driving associates.  We also continue to update our fleet with more fuel efficient post-2010 EPA emission compliant engines, install aerodynamic devices on our tractors, and equip our trailers with trailer blades, which lead to meaningful fuel efficiency improvements.

“Having a sufficient number of qualified driving associates continues to be a major concern as the driver market continues to tighten.  Given these concerns, we have made a significant effort to position our driver development and training programs to source driving associates and develop them into Knight company drivers.  We also feel our decentralized service center network, regional freight lanes, late-model tractor fleet, financial strength, competitive pay packages, and overall culture offer competitive advantages in recruiting and retaining qualified driving associates.  As a result, our driver turnover has been trending favorably and is well below what we understand to be the industry average.

“Our combined fleet finished the quarter with 4,133 tractors compared to 3,883 last year, an increase of 250 tractors or 6.4%.  This includes owner-operators, which grew from 465 tractors to 473 tractors in the second quarter this year.  We invested $32.2 million of net capital expenditures in the second quarter, as we continue to maintain a modern tractor fleet with an average age of 1.8 years.  Our gain on sale of revenue equipment increased to $2.2 million in the second quarter of 2012 from $1.5 million in the second quarter of 2011.

“We have returned $178.6 million to our shareholders in the form of quarterly dividends and stock repurchases over the twenty-four-month period ending June 30, 2012.  We did not repurchase any shares in the second quarter of 2012.  We ended the quarter with $2.8 million of cash, $50.0 million of borrowing under our unsecured revolving credit agreement, and $504.7 million of shareholders' equity.

“Acquisitions and investments continue to be part of our growth strategy, and we continue to evaluate strategic opportunities to enhance the returns for our shareholders over time.”

The company will hold a conference call on July 25, 2012, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended June 30, 2012. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Second Quarter 2012 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

Contact:

David A. Jackson, President

602-606-6224

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2012	2011	2012	2011
REVENUE:
Revenue, before fuel surcharge	$188,838	$182,350	$364,437	$332,850
Fuel surcharge	47,430	46,133	91,363	82,107
TOTAL REVENUE	236,268	228,483	455,800	414,957

OPERATING EXPENSES:
Salaries, wages and benefits	59,089	55,856	120,045	106,791
Fuel expense - gross	56,612	60,079	113,923	109,778
Operations and maintenance	15,078	14,859	28,815	26,588
Insurance and claims	8,281	8,794	15,926	15,015
Operating taxes and licenses	3,973	3,893	8,075	7,605
Communications	1,271	1,396	2,666	2,721
Depreciation and amortization	20,933	18,351	41,305	36,825
Purchased transportation	36,064	34,801	67,924	60,240
Miscellaneous operating expenses	2,864	3,320	5,184	6,313
	204,165	201,349	403,863	371,876
Income From Operations	32,103	27,134	51,937	43,081

Interest income	108	462	221	807
Interest expense	(114)	-	(242)	-
Other income	197	-	394	8
Income before income taxes	32,294	27,596	52,310	43,896
INCOME TAXES	12,924	11,120	22,280	17,565
Net Income	19,370	16,476	30,030	26,331
Net income attributable to noncontrolling interest	(81)	(118)	(195)	(117)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$19,289	$16,358	$29,835	$26,214
Net Income Per Share
- Basic	$0.24	$0.20	$0.37	$0.31
- Diluted	$0.24	$0.20	$0.37	$0.31
Weighted Average Shares Outstanding
- Basic	79,686	82,785	79,609	83,275
- Diluted	80,076	83,307	80,045	83,882

BALANCE SHEET DATA:
	06/30/12	12/31/11
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$2,843	$9,584
Accounts receivable, net	113,336	101,319
Notes receivable, net	864	1,034
Related party notes and interest receivable	2,814	2,868
Prepaid expenses	15,122	10,131
Assets held for sale	18,230	19,416
Other current assets	12,688	9,605
Income tax receivable	-	3,821
Current deferred tax asset	3,202	2,319
Total Current Assets	169,099	160,097

Property and equipment, net	559,719	547,033
Notes receivable, long-term	3,637	3,987
Goodwill	10,285	10,295
Other assets and restricted cash	18,208	16,171
Total Assets	$760,948	$737,583

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,372	$14,322
Accrued payroll and purchased transportation	10,455	9,096
Accrued liabilities	20,558	13,645
Claims accrual - current portion	13,892	12,875
Dividend payable - current portion	91	77
Total Current Liabilities	51,368	50,015

Claims accrual - long-term portion	8,557	8,693
Long-term dividend payable & other liabilities	2,397	1,457
Deferred income taxes	143,660	145,668
Long-term debt	50,000	55,000
Total Long-term Liabilities	204,614	210,818

Total Liabilities	255,982	260,833

Common stock	797	794
Additional paid-in capital	141,470	132,723
Accumulated other comprehensive income/(loss)	(399)	(448)
Retained earnings	362,842	343,290
Total Knight Transportation Shareholders' Equity	504,710	476,359
Noncontrolling interest	256	391
Total Shareholders' Equity	504,966	476,750
Total Liabilities and Shareholders' Equity	$760,948	$737,583

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(Unaudited)			(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$40,459	$40,849	-1.0%	$79,519	$76,245	4.3%

Non-paid Empty Mile Percent	10.1%	10.5%	-3.8%	10.4%	10.5%	-1.0%

Average Length of Haul	485	478	1.5%	482	473	1.9%

Operating Ratio**	83.0%	85.1%		84.7%	87.1%

Average Tractors - Total	4,070	3,871		4,024	3,875

Tractors - End of Quarter:
Company	3,660	3,418		3,660	3,418
Owner - Operator	473	465		473	465
	4,133	3,883		4,133	3,883

Trailers - End of Quarter	9,118	8,837		9,118	8,837

Net Capital Expenditures (in thousands)	$32,184	$31,116		$56,474	$33,874

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$32,155	$39,921		$62,410	$65,476

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  Operating ratio reported for the six months ending June 30, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** No adjustment was made to the current quarter ended June 30, 2012 adjusted cash flow from operations of $32,155 as there was no change in short-term trading investments.  Adjusted cash flow from operations of $39,921 for prior year quarter ended June 30, 2011 does not include $58,757 decrease in short-term trading investments.  This reconciling item is needed to tie back to cash flow from operations.

*** No adjustment was made to the six-month period ended June 30, 2012 adjusted cash flow from operations of $62,410 as there was no change in short-term trading investments.  Adjusted cash flow from operations of $65,476 for the prior year six-month period ended June 30, 2011 does not include $24,379 decrease in short-term trading investments.  This reconciling item is needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding changes in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraph.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, President at (602) 269-2000

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